Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® LICENSES ARCTURUS’ TECHNOLOGY FOR
CHARACTERIZATION OF TUMOR CELLS OF UNKNOWN PRIMARY
ORIGIN

Partnership Expands Access to New Diagnostic Tool for Cancer-treating Physicians

Burlington, NC, November 1, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), an industry leader in oncology testing, announced today that it has entered into an agreement with Arcturus Bioscience, Inc. to license its technology for cancer of unknown primary origin (CUP) — a 92 gene PCR-based technology for the classification of 39 tumor types. Terms of the multi-year agreement were not disclosed.

CUP has a reported incidence of approximately three to ten percent of all cancer patients in the US, corresponding to approximately 50,000 patients per year who present with a biopsy proven tumor. It is one of the top ten most common cancer diagnoses, and the fourth most common cause of cancer mortality. Even utilizing modern pathologic and imaging procedures, the frequency of detection of the origin of the tumor site remains low. Less than 20 percent of CUP patients have the site of origin identified, leaving the remaining patients undiagnosed on completion of evaluation.

“Primary diagnosis is important in treating malignant diseases since predictions about tumor behavior and determination of appropriate therapy are based on the primary tumor site,” said Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Even with metastasis, some neoplasms may still be responsive to therapy. By offering new, leading-edge diagnostic services that address unmet clinical needs such as CUP, LabCorp continues to help physicians make better treatment decisions for their patients.”

About LabCorp

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,500 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.